SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                          [Amendment No. _____________]

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

Check the appropriate box:

[ ]        Preliminary Proxy Statement
[X]        Definitive Proxy Statement
[ ]        Definitive Additional Materials
[ ]        Soliciting Material Pursuant to Section 240.14a-11(c)
             or Section 240.14a-12

                             GERMAN AMERICAN BANCORP
                (Name of Registrant as Specified in Its Charter)

       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules  14a-6(i)(4) and 0-11.

       1) Title of each class of securities  to which  transaction  applies:
       2) Aggregate number of securities to which  transaction  applies:
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:
          2)   Form Schedule or Registration Statement No.:
          3)   Filing Party:
          4)   Date Filed:

                             GERMAN AMERICAN BANCORP

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 27, 2000

         The Annual Meeting of Shareholders of German American Bancorp (the "Corporation") will be held at the Holiday Inn, U.S. 231 South, Jasper, Indiana, on Thursday, April 27, 2000, at 10:00 a.m., Jasper time, for the following purposes:

         1. To elect seven Directors to hold office until the Annual Meeting of Shareholders in the year 2002 and until their successors are elected and have qualified.

         2. To transact such other business as may properly come before the meeting.

         Holders of record of Common Shares of the Corporation at the close of business on March 1, 2000, are entitled to notice of and to vote at the Annual Meeting.

         SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND THE MEETING, ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                              By Order of the Board of Directors

                                              URBAN R. GIESLER
                                              Secretary

March 31, 2000
Jasper, Indiana

                            (ANNUAL REPORT ENCLOSED)

                                 PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS OF

                             GERMAN AMERICAN BANCORP

                                 April 27, 2000

         This Proxy Statement is being furnished to shareholders on or about March 31, 2000, in connection with the solicitation by the Board of Directors of German American Bancorp (the "Corporation"), 711 Main Street, Jasper, Indiana 47546, of proxies to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m., Jasper time, on Thursday, April 27, 2000, at the Holiday Inn, U.S. 231 South, Jasper, Indiana.

         At the close of business on March 1, 2000, the record date for the Annual Meeting, there were 9,029,109 Common Shares outstanding and entitled to vote at the Annual Meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by either (a) filing with the Secretary (or other officer or agent of the Corporation authorized to tabulate votes) (i) a written instrument revoking the proxy or (ii) a subsequently dated proxy, or (b) attending the Annual Meeting and voting in person. Unless revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted as recommended by the Directors.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

                                    Nominees
                                    --------

         Seven Directors are to be elected at the Annual Meeting. The Board of Directors is divided into two classes of equal size (or as nearly equal size as possible) with the terms of one class expiring each year. Generally, each Director serves until the annual meeting of the shareholders held in the year that is two years after such Director's election and thereafter until such Director's successor is elected and has qualified or until the earlier of the Director's resignation, disqualification, removal or death. The terms of the current Directors expire as follows: 2000 - Directors Mehne, Ruckriegel,
Schroeder, Seger, Steurer, Thompson and Voyles; 2001 - Directors Astrike, Buehler, Graham, Hoffman, Lett, and McCormick.

         Each Director will be elected by a plurality of the votes cast in the election. Shares present but not voted for any nominee do not affect the determination of whether a nominee has received a plurality of the votes cast.

         It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of the following nominees: Gene C. Mehne, Robert L. Ruckriegel, Mark A. Schroeder, Larry J. Seger, Joseph F. Steurer, Chet L. Thompson and Michael J. Voyles, each of whom is now a Director whose present term expires this year. Each nominee has indicated that he will accept nomination and election as a Director. If, however, any such person is unable or unwilling to accept nomination or election, it is the intention of the Board of Directors to nominate such other person as a Director as it may in its discretion determine, in which even the shares subject to the proxy will be voted for that person.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SEVEN NOMINEES IDENTIFIED ABOVE (ITEM 1 ON THE PROXY).

         The following table presents certain information as of March 1, 2000, regarding the current Directors of the Corporation, including the seven nominees proposed by the Board of Directors for election at this year's Annual Meeting. Unless otherwise indicated in a footnote, the principal occupation of each Director has been the same for the last five years and such Director possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by such Director. Unless specified otherwise, a Director is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with the Director. Each Director's shares include 1,050 shares that he has the right to acquire upon exercise of stock options. None of the persons named below beneficially owns more than one percent of the Common Shares, except for the following: Mr. Buehler (3.9%); Mr. Ruckriegel (3.0%); Mr. Hoffman (1.1%); Mr. Astrike (1.0%); and Mr. Graham (1.0%). The Directors and executive officers as a group beneficially owned 12.5% of the Corporation's Common Shares as of March 1, 2000

                                                                        Shares
Name, Present Principal                               Director      Beneficially
Occupation and Age                                     Since(1)         Owned
------------------                                     -----        ------------

Directors:

George W. Astrike                                      1982           94,205(3)
Chairman of the Board of the Corporation(2)
Age 64

David G. Buehler                                       1984          354,921(4)
CEO of Buehler Foods, Inc.
Age 60

David B. Graham                                        1997           91,425(5)
Past Chairman of the Board, Graham
Farms, Inc. and Graham Cheese Corporation
Age 73

William R. Hoffman                                     1986           97,760(6)
Farmer; Director of Patoka Valley Feeds, Inc.
Age 62

Michael B. Lett                                        1993            7,853(8)
Attorney, Lett & Jones7
Age 55

C. James McCormick                                     1999           14,122(9)
Chairman, McCormick, Inc., and
President,  JAMAC Corp. (trucking)
Age 74

Gene C. Mehne*                                         1979           22,479(10)
President and Manager, Mehne
Farms, Inc.
Age 55

Robert L. Ruckriegel*                                  1983          275,789(11)
President, B. R. Associates, Inc.
(restaurants)
Age 64

Mark A. Schroeder*                                     1991           25,432(13)
President and Chief Executive Officer
of the Corporation12
Age 46

Larry J. Seger*                                        1990           61,582(14)
Sales Manager and Secretary/Treasurer,
Wabash Valley Produce, Inc.
(egg and turkey production)
Age 49

Joseph F. Steurer*                                     1983           34,434(15)
Chairman of the Board,
JOFCO, Inc. (office furniture)
Age 63

Chet L. Thompson*                                      1997           16,268(16)
President, Thompson Insurance, Inc.
Age 63

Michael J. Voyles*                                     1998           14,575(17)
President, Voyles Supermarket, Inc.,
and M.J.V. Inc.
Age 51

Named Executive Officers Who Are Not Directors:

Clay W. Ewing                                          ----            2,286
Executive Vice President, Retail
Banking, of the Corporation;  President
and Chief Executive Officer of First State Bank,
Southwest Indiana
Age 44

Stan J. Ruhe                                           ----           12,184(18)
Executive Vice President, Credit
Administration,  of the
Corporation
Age 48

All Directors of the Corporation and                               1,131,033(19)
Executive Officers as a Group
(18 persons)
----------------
*Nominee

1 Includes service on the Board of German American Bank prior to the organization of the Corporation. Does not include prior service on the Board of Directors of any other bank subsidiary acquired by the Corporation.
2 Mr. Astrike served as Chief Executive Officer of the Corporation through December 31, 1998.
3 Includes 75,434 shares that Mr. Astrike has the right to purchase upon the exercise of stock options.
4 Includes 304,299 shares owned by Buehler Foods, Inc., of which Mr. Buehler is Chief Executive Officer and majority shareholder and with respect to which Mr. Buehler shares voting and investment powers; 7,063 shares held jointly by Mr. Buehler and his wife; and 41,674 shares held by the David G. Buehler Charitable Trust.
5  Includes 16,931 shares owned by Mr. Graham's wife.
6  Includes 28,911 shares owned by Mr. Hoffman's wife.

7 Mr. Lett and his brother and law partner, J. David Lett, also serve as Directors of Peoples. Lett & Jones represents the Union Banking Division of Peoples as legal counsel.
8 Includes 687 shares owned jointly by Mr. Lett and his wife, and 555 shares held by Mr. Lett's wife, who also holds 394 shares as custodian for their son.
9  Includes 105 shares owned by Mr. McCormicks' wife.
10 Includes 15,564 shares held by the estate of Mr. Mehne's mother, 2,200 shares owned by Mr. Mehne's wife; and 1,408 shares held by German American as trustee for the Mehne Farms, Inc. Qualified Plan.
11 Includes  81 shares  owned  jointly by Mr.  Ruckriegel  and his wife,  45,585 shares owned by Mr. Ruckriegel's wife; and 180,151 shares held by Ruckriegel Associates I, LP, for which Mr. Ruckriegel and his wife serve as the partners.
12 Mr. Schroeder was named Chief Executive Officer of the Corporation  effective
   January 1, 1999, after having served as its President and Chief Operating Officer since July 1, 1995, and prior thereto having served as President of German American Bank.
13 Includes 9,530 shares that Mr. Schroeder has the right to purchase upon the exercise of stock options. 14 Includes 7,085 shares Mr. Seger owns jointly with his wife and 28,129 shares owned by certain corporations of which Mr. Seger is an executive officer and a shareholder.
15 Includes 4,781 shares owned by Mr. Steurer's wife.
16 Includes  5,745 shares owned jointly by Mr.  Thompson and his wife, and 8,179 shares owned by Mr. Thompson's wife.
17 Includes  1,975 shares owned  jointly by Mr.  Voyles and his wife,  and 2,541 shares owned jointly by Mr. Voyles and his children.
18 Includes 294 owned by Mr. Ruhe's  children and 4,666 shares that Mr. Ruhe has the right to acquire upon the exercise of stock options.
19 Includes 103,280 shares that Directors and Executive Officers have the right to acquire upon the exercise of stock options and 698,429 shares as to which voting and investment powers are shared by members of the group with spouses or others.

         Certain members of the Corporation's Board of Directors also serve on the Board of Directors of one or more of the subsidiaries of the Corporation as follows: Mr. Astrike, all subsidiary boards except Citizens State Bank and First American Bank; Mr. Schroeder, all subsidiary boards; Messrs. Buehler, Hoffman, Mehne, Ruckriegel, Seger and Steurer, German American Bank; Mr. Voyles, Citizens State Bank; Mr. McCormick, First American Bank; and Mr. Lett, Peoples National Bank.

                            Committees and Attendance
                            -------------------------

         The Board of Directors of the Corporation held seven meetings during 1999. The Corporation has standing audit and compensation committees but does not have a nominating committee. The Audit Committee, consisting of Directors Hoffman (Chairman), Lett, Mehne and Seger, met three times in 1999. The Audit Committee reviews with the Corporation's independent auditors the scope of the audit to be undertaken and the results of the audit and also reviews the results of internal audits. The Corporation's Human Resources Committee (previously named the Compensation Committee), consisting of Directors Steurer (Chairman), Astrike, Buehler, Graham, Ruckriegel and Schroeder, met four times during 1999. The Human Resources Committee makes salary and bonus recommendations to the Board of Directors and administers the grant of options and other awards under the Corporation's stock option and equity incentive plans. Each of the Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors of the Corporation and the committee on which he served during 1999.

                            Compensation of Directors
                            -------------------------

         During 1999, the Corporation adopted a new system of compensating members of the Board of Directors of the Corporation and of its subsidiary banks. For the first two quarters of 1999, (a) each Director of the Corporation, including salaried officers of the Corporation, received $1,000 per quarter for service on the Corporation's Board of Directors, regardless of attendance at meetings, (b) Directors who were not salaried officers of the Corporation or any of its subsidiaries received $100 for each committee meeting attended, and (c) all Directors received an additional $100 for attending a special meeting of the Corporation's Board of Directors.

         On June 1, 1999, but as compensation for the annual terms that commenced on the dates of the respective annual meetings of the Corporation and of each of its subsidiary banks that were held in 1999 and which will expire at their respective annual meetings in 2000, the Corporation instituted a new program of annual retainers for Directors of the Corporation and each of the banks. These retainers are earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance. Under this annual retainer program, the Corporation on June 1, 1999 (a) awarded each of its Directors, including Mr. Schroeder, (i) shares of common stock with a value on the date of award of $2,000, and (ii) an option to purchase 1,050 shares of the Corporation's common stock exercisable for ten years (five years in the case of Messrs. Graham and McCormick) at an exercise price of $17.26 per share, which was not less than the market value of the stock at the date of grant, and (b)
granted each Director the right to acquire additional shares of the Corporation's common stock with a value of $5,200, or in lieu thereof and at the Director's election, a cash payment or deferred compensation award.

         Except for Mr. Graham, all of the members of the Corporation's Board of Directors served on the Board of one of the subsidiary banks during 1999, as disclosed above under the table of "Nominees." Each of such Directors (other than Mr. Schroeder, who as a salaried employee of the Corporation was ineligible) received additional compensation for his service to such subsidiaries during 1999. For service as Directors to the subsidiaries through May 1999, each bank subsidiary paid each of its Directors (other than Mr. Schroeder) a monthly retainer of $500, and German American Bank (but not the other subsidiaries) paid an additional $100 for every regular and special Board meeting and committee meeting attended. Under the Corporation's annual retainer program adopted June 1, 1999, described above, the members of the Board of Directors of each subsidiary (including members who are also are Directors of the Corporation, except Mr. Schroeder) were awarded the same package of stock of the Corporation offered by the Corporation to the Corporation's Directors, except that members of the subsidiary boards of directors were not granted stock options for their service on those boards.

                             EXECUTIVE COMPENSATION

         The following table sets forth information regarding compensation paid for the fiscal years indicated to the Corporation's Chief Executive Officer and the Corporation's other most highly compensated executive officers, based on salary and bonus earned during fiscal 1999.

                           Summary Compensation Table
                           --------------------------

                                                              Long Term Compensation
                                                              ----------------------
                                    Annual Compensation                 Awards
                                    -------------------                 ------
Name and Principal                                            Securities Underlying  All Other
Position                   Year        Salary      Bonus      Options/SARs(1)        Compensation
------------------         ----        ------      -----      ---------------       ------------
Mark A. Schroeder,         1999      $160,000     $35,866         2,919              $  30,591(2)
President and C.E.O.(3)    1998      $135,000     $35,284             0              $  30,505
                           1997      $125,000     $32,506         6,498              $  26,296

George W. Astrike,         1999      $ 81,005     $34,413         1,050              $ 209,561(4)
Chairman of the Board(5)   1998      $209,348     $55,089        63,945              $  47,763
                           1997      $178,000     $46,280        11,486              $  44,402

Stan J. Ruhe,              1999      $100,000     $17,942           604              $  11,794(6)
Executive Vice President,  1998      $  99,500    $21,622           337              $  12,112
Credit Administration      1997      $  98,000    $21,070         3,720              $  11,907

Clay W. Ewing,             1999      $  81,640    $23,891           ---              $  10,570(7)
Executive Vice President,  1998      $  72,000    $10,927           ---              $   8,378
Retail Banking(8)          1997      $  69,000    $10,539           ---              $   8,034

--------

1 The numbers of shares underlying options have been retroactively adjusted to reflect subsequent stock splits and stock dividends and are rounded to the nearest whole share.
2 Represents contributions of $8,000 under the Profit Sharing Plan, matching contributions of $8,000 under the 401(k) Plan, Director fees in the amount of $5,200, Director compensation in the form of common shares of the Corporation valued at $7,200, and $2,191 in above-market interest credited on deferred Director fees.
3 Mr. Schroeder became Chief Executive Officer of the Corporation effective January 1, 1999.
4 Represents $162,000 paid under the consulting agreement described below, contributions of $5,427 under the Profit Sharing Plan, matching contributions of $5,427 under the 401(k) Plan, Director fees in the amount of $5,100, $15,057 in above-market interest credited on deferred salary and Director fees, Director compensation in the form of common shares of the Corporation valued at $14,400, and $2,150 in premiums paid for the term portion of a split dollar life insurance policy purchased by the Corporation under the consulting agreement described below. Pursuant to a 1998 consulting agreement between the Corporation and Mr. Astrike, Mr. Astrike receives a monthly payment of $20,250 from the date of his retirement from full-time employment effective May 31, 1999, until August 31, 2000, and thereafter a monthly payment of $1,250 until August 31, 2003; is entitled to receive a lifetime supplemental retirement benefit of approximately $50,000 annually commencing September 1, 2003; is entitled to designate a beneficiary for a $1,000,000 death benefit payable upon Mr. Astrike's death under a split-dollar life insurance policy purchased by the Corporation in 1998; and was awarded in 1998 a non-qualified stock option entitling him to purchase 63,945 shares of the Corporation's common stock at an exercise price equal to the market price at the date of grant.
5 Mr. Astrike also served as Chief Executive Officer through December 31, 1998. 6 Represents contributions of $5,897 under the Profit Sharing Plan and matching contributions of $5,897 under the 401(k) Plan.
7 Represents contributions of $5,285 under the Profit Sharing Plan and matching contributions of $5,285 under the 401(k) Plan.
8 Mr. Ewing also served as President and Chief Executive Officer of First State Bank, Southwest Indiana, during all periods presented.

                      Option/SAR Grants In Last Fiscal Year
                      -------------------------------------

         The following table presents information on the stock option grants that were made during 1999 pursuant to the German American Bancorp 1992 Stock Option Plan and 1999 Long-Term Equity Incentive Plan (the "Option Plans"). Except for stock options granted to Mr. Astrike and Mr. Schroeder as members of the Board of Directors of the Corporation as part of the annual retainer program, the only stock options granted during the year were replacement options that were granted to optionees who tendered already - owned Common Shares of the Corporation in payment of the exercise price for prior option grants. (Numbers of options and per share exercise prices have been retroactively adjusted to reflect subsequent stock splits and dividends and fractional shares have been ignored.)

                                          Individual Grants
                                          -----------------
                                                                                   Potential Realizable
                                                                                     Value at Assumed
                                                                                     Annual Rates of
                     Number of     % of Total                                         Stock Price
                     Securities   Options/SARs     Exercise                         Appreciation for
                    Underlying     Granted to     or Base                           Option Term(1)
                   Options/SARs   Employees in      Price        Expiration        ------------------
Name                  Granted      Fiscal Year     ($/Sh)           Date              5%         10%
----                  -------      -----------     ------           ----              --         ---
Mark A. Schroeder    1,869(2)         41.7%         $17.38    April 19, 2003       $4,225     $  8,787

Mark A. Schroeder    1,050(3)         22.4%         $17.26      May 31, 2009       $9,322     $ 22,668

George W. Astrike    1,050(3)         22.4%         $17.26      May 31, 2009       $9,322     $ 22,668

Stan J. Ruhe           603(2)         13.5%         $17.38    April 19, 2003       $1,365     $  2,838

1 The amounts in the table are not intended to forcast possible future appreciation, if any, of the Corporation's Common Shares and there can be no assurance that the amounts reflected in this table will be achieved.
2 These grants were issued as replacement incentive stock options in connection with the exercises by Mr. Schroeder and Mr. Ruhe of other incentive stock options as indicated in the following table. The Option Plans provide that if an optionee tenders Common Shares of the Corporation already owned by the optionee as payment, in whole or in part, of the exercise price for the shares the optionee has elected to purchase under the option, then the Corporation is obligated to use its best efforts to issue a replacement option of the same type (incentive or non-qualified option), with the same expiration date as the option that was exercised, and covering a number of Common Shares equal to the number of Common Shares tendered. The per share exercise price of the replacement option equals the fair market value of a Common Share of the Corporation on the date of exercise of the original option. Replacement options are not exercisable for a period of twelve months following their date of grant and are subject to cancellation if during such twelve-month period the optionee sells any Common Shares of the Corporation other than in payment of the exercise price of another option under the Option Plans. The Option Plans also provide that if a corporate reorganization would result in the termination of the Plan and unexercised options, then all unexercised options will become immediately exercisable regardless of any vesting requirements.
3 On June 1, 1999, Messrs. Astrike and Schroeder, as members of the Board of Directors of the Corporation, each received, as part of their annual Director retainers, these stock options.

                       Aggregated Option/SAR Exercises In
                       ----------------------------------
                      Last Fiscal Year and Fiscal Year-End
                      ------------------------------------
                                Option/SAR Values
                                -----------------

         The following table sets forth information with respect to options exercised during 1999 by Messrs. Schroeder and Ruhe pursuant to the Option Plans and the December 31, 1999 values of the holdings of Messrs. Schroeder, Astrike and Ruhe of "in-the-money" options. An option is considered to be "in-the-money" if and to the extent that the December 31, 1999 market value of the Corporation's Common Shares exceeded the applicable option exercise price. (Numbers of options and per share exercise prices have been retroactively adjusted to reflect subsequent stock splits and dividends.)

                                                                                        Value of
                                                                                        Unexercised
                                                                                        In-the-money
                                                              Number of Unexercised     Options
                                                              Options/SARs at Fiscal    SARs at Fiscal
                          Shares                              Year-End (#)              Year-End ($)
                          Acquired on       Value             Exercisable/              Exercisable/
Name                      Exercise (#)      Realized ($)      Unexercisable             Unexercisable
----                      ------------      ------------      -------------             -------------
Mark A. Schroeder           3,828              $34,034            9,530 / 1,869          $24,108 / $4,074
George W. Astrike             ---                  ---           75,434 / 0              $39,608 / $ --
Stan J. Ruhe                1,238              $11,005            4,666 / 604            $10,914 / $1,316


                                Committee Report
                                ----------------
                            on Executive Compensation
                            -------------------------

Overall Compensation Policy

         The Human Resources Committee (the "Committee") of the Board of Directors of the Corporation (formerly called the Compensation Committee) has the responsibility for recommending the salaries, bonuses and other compensation to be paid to the executive officers of the Corporation. The Committee's recommendations as to compensation are submitted to the full Board of Directors for approval. The Committee is currently composed of six members, consisting of four non-employee directors who are not executive officers, one non-employee director (Mr. Astrike) who is an executive officer of the Corporation, and Mr. Schroeder. Mr. Schroeder absents himself from, and does not participate in, any Committee proceedings relating to the determination of his own compensation. Mr. Astrike's compensation for 1999 and future years was fixed in 1998 by the entire Board of Directors as part of a comprehensive retirement package in recognition of his past service to the Corporation and expected future contributions, and not as part of the annual compensation program.

         The primary goals of the Committee in determining compensation policy are to provide a level of compensation that will attract, motivate and help retain well-qualified executive officers and to further enhance shareholder return by more closely aligning the interests of executive officers with the interests of the Corporation's shareholders. The Committee attempts to attain these goals by setting total compensation at competitive levels considering an executive officer's individual performance while also providing effective incentives tied to the Corporation's overall financial performance. The executive compensation program consists of three basic elements: (1) base salary, (2) annual incentive bonus awards, and (3) stock option awards.

Base Salary

         The Corporation attempts to provide Mr. Schroeder and the other executive officers with a base salary that is competitive with the salaries offered by the other bank holding companies of comparable size in Indiana and the surrounding states. Each year the Committee reviews salary surveys provided by trade associations and accounting firms. Increases in base compensation are not automatically based on increased compensation at comparable institutions, however, but also reflect the performance of the individual executive officer and of the Corporation.

         Based on an evaluation of individual performance, the performance of the Corporation in 1998, the increase in Mr. Schroeder's responsibilities effective January 1, 1999 from Chief Operating Officer to Chief Executive Officer, and information provided by salary surveys, the Committee recommended, and the Board approved the recommendation, that Mr. Schroeder's annual base salary for 1999 be increased to $160,000.

Annual Incentive Bonus Awards

         Annual bonuses are awarded based on the extent that the Committee believes that they are merited based on the attainment of certain goals relating to the Corporation's return on equity. Based on these criteria and the increased responsibilities of Mr. Schroeder in 1999, the bonus awarded for 1999 to Mr. Schroeder exceeded the bonus he received for 1998.

Stock Option Awards

         In 1992 the Corporation adopted a Stock Option Plan that provides for the award of incentive stock options and non-qualified stock options, and in 1999 the Corporation adopted the 1999 Long Term Equity Incentive Plan which also provides for the award of incentive and non-qualified stock options and other equity-based awards (the "Option Plans"). The purpose of granting options is to provide long-term incentive compensation to complement the short-term focus of annual incentive bonus awards. The size of stock option awards depends upon the executive officer's level of responsibility and individual performance. Stock options are granted at the estimated fair market value of a Common Share of the Corporation on the date of grant.

         The four non-officer directors on the Committee also serve as the Stock Option Committee of the Corporation, which administers the Option Plans. Except for options granted by the entire Board of Directors to the members of the Corporation's Board of Directors pursuant to the annual retainer program, the only options granted under the Stock Option Plans during 1999 were replacement options. The Stock Option Plan provides that if an optionee tenders Common Shares of the Corporation already owned by the optionee in whole or partial payment of the exercise price of an option, the Corporation will use its best efforts to grant the optionee an option covering a number of shares equal to the number of already owned shares tendered to "replace" the optionee's position in such tendered shares. A replacement option is of the same type (incentive or non-qualified option) and has the same expiration date as the option exercised. The per share exercise price of a replacement option is the fair market value of a Common Shares of the Corporation on the date of exercise of the original option. A replacement option was granted to two of the named executive officers on May 5, 1999.

         The Omnibus Budget Reconciliation Act enacted by the United States Congress in August 1993 amended the Internal Revenue Code of 1986 to disallow a public company's compensation deduction with respect to certain highly-paid executives in excess of $1 million unless certain conditions are satisfied. The Corporation presently believes that this provision is unlikely to become applicable in the near future to the Corporation because (a) the levels of base salary and annual incentive bonus awards of the Corporation's executive officers are substantially less than $1 million per annum, and (b) the law generally does not apply to stock option plans that require that options be granted at not less than fair market value, subject to certain conditions. Therefore, the Corporation has not taken any action to adjust its compensation plans or policies in response to the adoption of this law.

                  SUBMITTED BY THE MEMBERS OF THE COMMITTEE:

                  George W. Astrike                        Robert L. Ruckriegel
                  David Buehler                            Mark A. Schroeder
                  David B. Graham                          Joseph F. Steurer

           Compensation Committee Interlocks and Insider Participation
           -----------------------------------------------------------

         Two of the persons who served during 1999 on the Human Resources Committee of the Corporation's Board of Directors, Messrs. Astrike and Schroeder, were executive officers of the Corporation. Mr. Astrike's compensation for 1999 and future years as an executive officer were determined by the entire Board of Directors of the Corporation in 1998 as part of his long-term retirement program and was not determined by the Committee. Mr. Schroeder was not present for, and did not participate in, any Committee proceedings relating to the determination of his own compensation. None of the other four members of the Committee is, or previously was, an officer or employee of the Corporation. Mr. Buehler, a member of the Committee, is a principal shareholder, officer and director of Buehler Foods, Inc., which subleases space for three branch banking facilities to two of the bank subsidiaries of the Corporation.

                 Certain Business Relationships and Transactions
                 -----------------------------------------------

         During 1999, the bank subsidiaries of the Corporation had (and expect to continue to have in the future) banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Corporation and their associates. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

                             Stock Performance Graph
                             -----------------------

         The SEC requires the Corporation to include in this proxy statement a line-graph presentation comparing the Corporation's cumulative five-year shareholder returns with market and industry returns. The following graph compares the Corporation's performance with the performance of the Russell 2000 Stock Index and the NASDAQ Stock Market (US Companies). The Corporation will discontinue comparison to the NASDAQ Stock Market after this year, due to the significant influence of large capitalization technology and Internet stocks that are included in this market. Management believes that the Russell 2000 Index of small capitalization companies is a more suitable comparison to the profile of the Corporation.

         The performance graph also includes two peer groups of bank holding companies headquartered in Indiana. The Southern Indiana Bank Peer Group includes the following: First Financial Corporation; Indiana United Bancorp; National City Bancshares, Inc. and Old National Bancorp. CNB Bancshares, Inc. was included in this peer group in the Corporation's proxy statement for its annual meeting in 1999, but is not included in the peer group in this year's proxy statement because it ceased to exist in 1999. Due to the impact of mergers and acquisitions within the Southern Indiana Peer Group, the Corporation is replacing after this year the Southern Indiana Bank Peer Group with another peer group that includes all Indiana-based bank holding companies. This Indiana Bank Peer Group includes all Indiana-based bank holding companies that have been in existence for the five-year period ended December 1999, the stocks of which has been traded on an established securities market (NYSE, AMEX, NASDAQ) throughout that five-year period. The returns of each company in each peer group have been weighted to reflect the company's market capitalization.

[GRAPHIC OMITTED]

                            NASDAQ                 Southern
                German      Stock                  Indiana     Indiana
                American   Market (US  Russell     Bank Peer   Bank
                Bancorp    Companies   2000 Index  Group       Peer Group
                ---------------------------------------------------------
12/31/1993     $  100.0    $  100.0    $  100.0    $  100.0    $  100.0
12/31/1994     $  103.9    $  141.3    $  126.2    $  105.8    $  116.4
12/31/1995     $  135.9    $  173.9    $  144.8    $  131.2    $  141.1
12/31/1996     $  246.0    $  213.1    $  174.6    $  189.0    $  210.9
12/31/1997     $  187.7    $  300.2    $  168.5    $  203.4    $  235.0
12/31/1998     $  154.2    $  545.7    $  201.6    $  178.0    $  205.0


           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       The following discussion supplements the information provided in the Corporation's Annual Report to Shareholders for 1999 ("Shareholders' Report") that is being mailed to shareholders on or about March 31, 2000 with this Proxy Statement. This discussion should be read in conjunction with the Corporation's consolidated financial statements and notes thereto, and the section headed "Management's Discussion and Analysis," that are included in the Shareholders' Report.

       The Corporation's exposure to market risk is reviewed on a regular basis by the Asset/Liability Committees and Boards of Directors of the Corporation and its affiliate banks. Primary market risks that impact the Corporation's operations are liquidity risk and interest rate risk.

       The liquidity of the Corporation is dependent upon the receipt of dividends from its bank subsidiaries, which are subject to certain regulatory limitations explained in Note 9 to the consolidated financial statements in the Corporation's Shareholders' Report. The affiliate banks' source of funding is predominately core deposits, maturities of securities, repayments of loan principal and interest, federal funds purchased, securities sold under agreements to repurchase and long-term borrowings from the Federal Home Loan Bank. Further detail is provided in the sections entitled "Sources Of Funds" and "Uses Of Funds" contained in "Management's Discussion and Analysis" in the Corporation's Shareholders' Report.

       The Corporation monitors interest rate risk by the use of computer simulation modeling to estimate the potential impact on its net interest income under various interest rate scenarios, and by estimating its static interest rate sensitivity position. Management's approach to monitoring and mitigating these risks is explained in the "Liquidity And Interest Rate Risk Management" section of "Management's Discussion and Analysis" in the Corporation's Shareholders' Report.

       Another method by which the Corporation's interest rate risk position can be estimated is by computing estimated changes in its net portfolio value ("NPV"). This method estimates interest rate risk exposure from movements in interest rates by using interest rate sensitivity analysis to determine the change in the NPV of discounted cash flows from assets and liabilities. NPV represents the market value of portfolio equity and is equal to the estimated market value of assets minus the estimated market value of liabilities. Computations are based on a number of assumptions, including the relative levels of market interest rates and prepayments in mortgage loans and certain types of investments. These computations do not contemplate any actions management may undertake in response to changes in interest rates, and should not be relied upon as indicative of actual results. In addition, certain shortcomings are inherent in the method of computing NPV. Should interest rates remain or decrease below current levels, the proportion of adjustable rate loans could decrease in future periods due to refinancing activity. In the event of an interest rate change, prepayment levels would likely be different from those assumed in the table. Lastly, the ability of many borrowers to repay their adjustable rate debt may decline during a rising interest rate environment.

       The table below provides an assessment of the risk to NPV in the event of sudden and sustained 1% and 2% increases and decreases in prevailing interest rates. The table indicates that as of December 31, 1999 the Corporation's estimated NPV might be expected to decrease in the event of an increase in prevailing interest rates, and might be expected to increase in the event of a decrease in prevailing interest rates (dollars in thousands).

                Interest Rate Sensitivity as of December 31, 1999
                -------------------------------------------------

                                                         Net Portfolio Value
                                Net Portfolio           as a % of Present Value
                                   Value                     of Assets
                                   -----                     ---------
             Changes
            In Rates        $ Amount      $ Change      NPV Ratio      Change
            --------        --------      --------      ---------      ------

              +2%            $62,795         (23.0)%       6.66%       161 b.p.
              +1%             73,014         (10.5)        7.57         70 b.p.
            Base              81,584           ---         8.27            ---
              -1%             90,506          10.9         8.95         68 b.p.
              -2%             87,989           7.9         8.65         38 b.p.

         The above discussion, and the segments of "Management's Discussion and Analysis" referred to in the above discussion, contain statements relating to future results of the Corporation that are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, simulation of changes in interest rates. Actual results may differ materially from those expressed or implied therein as a result of certain risks and uncertainties, including those risks and uncertainties expressed above, those that are described in the specified sections of "Management's Discussion and Analysis" in the accompanying Shareholders' Report, and those that are described on the Table of Contents page of the accompanying Shareholders' Report under the caption "Forward-Looking Statements."

                             APPOINTMENT OF AUDITORS

         Crowe, Chizek and Company LLP ("Crowe Chizek") served as auditors for the Corporation in 1999. Although it is anticipated that Crowe Chizek will be selected, the Audit Committee has not yet considered the appointment of auditors for 2000. The Audit Committee expects to make a recommendation to the Board following the Audit Committee's April 2000 meeting. Representatives of Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                        PRINCIPAL OWNERS OF COMMON SHARES

         As of March 1, 2000, the Corporation had no knowledge of any shareholder or group of shareholders who beneficially owned more than five percent of the Corporation's outstanding Common Shares.

            SECTION 16(a): BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers and persons who beneficially own more than ten percent of the Corporation's Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Corporation's Common Shares and other equity securities. On the basis of information submitted by the Corporation's Directors, executive officers, and greater-than-ten-percent owners, the Corporation believes that all required Section 16(a) filings for fiscal 1999 were timely made.

                                  OTHER MATTERS

         The Board of Directors knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

                                    EXPENSES

         The  Corporation   will  pay  all  expenses  in  connection  with  this
solicitation of proxies.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         A shareholder desiring to submit a proposal for inclusion in the Corporation's proxy statement for the Annual Meeting of Shareholders to be held in the year 2001 must deliver the proposal so that it is received by the Corporation no later than November 26, 2000. Proposals should be mailed to the Shareholder Information and Corporate Office, attention: Terri A. Eckerle, German American Bancorp, 711 Main Street, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested.